June 16, 2006

Laurence W. Goldberg Director, Receivables Management BDO Seidman, LLP 4035 Premier Drive	Reference Number: 20060612
High Point, NC 27265	Via U.S. Mail

RE: Payment of Smart Online, Inc. Audit Fees

Dear Mr. Goldberg:

I am writing in regard to the amounts that BDO Seidman, LLP (“BDO”) claims are owed by Smart Online, Inc. (“SOLN”) for the services performed by BDO in connection with BDO’s duties as SOLN’s independent certified public accountant. Those services were performed under the terms of a letter agreement between BDO and SOLN, dated May 27, 2004 (the “Audit Agreement”). Currently, BDO is claiming that SOLN still owes $246,855 in connection with these services under the Audit Agreement (the “Service Fees”).

In settlement of that amount, SOLN hereby agrees to pay BDO a total of one-hundred twenty thousand dollars ($120,000) in twelve (12) equal monthly installments of ten thousand dollars ($10,000) (each such payment an “Installment Payment”). The first Installment Payment shall be due on the last day of the month of the date that BDO signs this letter agreement. Each subsequent Installment Payment shall be due and payable on the last day of each month following the month of the Effective Date.

By executing this letter agreement in the space provided below, BDO accepts the payment terms as set forth above as payment in full of the Service Fees. In the event BDO does not receive an Installment Payment in accordance with the terms of this letter agreement, BDO shall have the right to seek payment of $246,855, less any amounts paid to BDO by SOLN. In the event that BDO does not receive an Installment Payment in accordance with the terms set forth above, BDO shall notify SOLN, and SOLN shall have ten (10) days to cure. Nothing in this letter agreement shall be construed as an acknowledgement or admission by either party of any liability whatsoever, including without limitation the amount of the Service Fees owed to BDO; nor shall this letter agreement be construed as a waiver or in any other manner adversely effect any other rights not specifically set forth herein held by either party.

Very truly yours,

/s/ Michael Nouri
Michael Nouri
President and CEO

Agreed and accepted:
BDO SEIDMAN, LLP

By: /s/ Laurence W. Goldberg

Name: Laurence W. Goldberg
Title: Director – Receivables Management